Exhibit 10.22

SIXTH AMENDMENT
TO
LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement is entered into as of March 18, 2019 (the “Amendment”), by and between HERITAGE BANK OF COMMERCE (“Bank”), DIGITAL GLOBE SERVICES INC. (“Digital”), TELSATONLINE, INC. (“TelSat”) and 7 DEGREES LLC (“7 Degrees”).

RECITALS

Digital, TelSat and 7 Degrees (individually and collectively referred to herein as “Borrower”) and Bank are parties to that certain Loan and Security Agreement dated as of March 31, 2015 and as amended from time to time, including pursuant to that certain First Amendment to Loan and Security Agreement dated as of March 31, 2016, that certain Second Amendment to Loan and Security Agreement dated as of June 2, 2017, that certain Third Amendment to Loan and Security Agreement entered into on November 27, 2017, that certain Fourth Amendment to Loan and Security Agreement dated as of August 6, 2018 and that certain Fifth Amendment to Loan and Security Agreement dated as of January 31, 2019 (collectively, the “Agreement”).  The parties desire to amend the Agreement in accordance with the terms of this Amendment.  Capitalized terms used without definition herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.            The following definitions are added to Section 1.1 of the Agreement in alphabetical order:

“Call Center Loans” means any loans made by a Borrower to IBEX Philippines used to establish and/or expand its call centers in the Philippines to support its (and its Affiliates) operations and business.

“IBEX Philippines” means Ibex Global Solutions (Philippines) Inc., an indirect subsidiary of IBEX Global Limited.

“Sixth Amendment Date” means March 18, 2019.

“Term Loan Maturity Date” means March 1, 2023.

2.            The following definitions in Section 1.1 of the Agreement are amended and restated in its entirety to read as follows:

“Credit Extension” means each Advance, each Term Loan, or any other extension of credit by Bank for the benefit of Borrowers hereunder.

3.            The following is added as a new clause (c) to the end of the defined term “Permitted Investments” in Section 1.1 of the Agreement:

(c)          the Call Center Loans, subject to compliance with Section 7.12, and prompt delivery to Bank of any promissory notes, instruments or other documentation evidencing the Call Center Loans when such loans are made.

4.          The following is added as a new subsection (b) to the end of Section 2.1 of the Agreement:

(b)          Term Loans.

(i)          Subject to and upon the terms and conditions of this Agreement, at any time during the six month period following the Sixth Amendment Date, Borrower may request, and Bank agrees to make, term loan cash advances to Borrower (each, a “Term Loan”) in an aggregate amount not to exceed Two Million Dollars ($2,000,000), with each Term Loan in a minimum amount of at least Five Hundred Thousand Dollars ($500,000).

(ii)          Interest shall accrue from the date of each Term Loan at the rate specified in Section 2.3, and shall be payable monthly on the first day of each month so long as any Term Loan is outstanding, beginning with the first day of the first month following the month in which such Term Loan is made.  Beginning on the first day of the first month following the first anniversary of the Sixth Amendment Date, and continuing on the first day of each month thereafter for a total period of thirty six (36) months, Borrower shall make equal monthly payments of principal on account of the aggregate amount of outstanding Term Loans (each a “Scheduled Payment”). On the Term Loan Maturity Date, all amounts owing with respect to such the Term Loans, including all outstanding principal, accrued interest, and Bank Expenses, shall be immediately due and payable. Borrower shall have the option to prepay all or any portion of the Term Loans made by Bank under this Agreement without penalty or premium; any prepayment shall be applied to the Scheduled Payments in reverse order of due date.

(iii)         Whenever Borrower desires a Term Loan, Borrower will notify Bank no later than 3:00 p.m. Pacific Time, on the Business Day that is at least one day prior to the date the Term Loan is requested to be made.  Each such notification shall be made by delivering to Bank a request form in substantially the form of Exhibit B-1 attached hereto.   Bank is authorized to make Term Loan under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer; and Bank shall be entitled to rely on any notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance.  Bank will credit the amount of Term Loan made under this Section 2.1(b) to Borrower’s deposit account.

5.           The following is added as a new subsection (ii) to the end of Section 2.3(a):

(ii)          Term Loan. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to two and one half percent (2.5%) above the Prime Rate.

6.          Section 6.3(c) of the Agreement is amended and restated in its entirety to read as follows:

(c) As soon as available, but in any event no more than one hundred eighty (180) days after Borrower’s fiscal year end (or within one hundred twenty (120) days after Borrower’s fiscal year end, following the public offering of IBEX’s shares), audited financial statements of IBEX prepared in accordance with IFRS, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm selected by IBEX and reasonably acceptable to Bank; along with the consolidating financial statements of each Borrower.

7.           Effective as of the date the first Term Loan is advanced to Borrower, Section 6.9(a) of the Agreement is amended and restated in its entirety to read as follows:

(a)          Adjusted EBITDA.

(i)          Prior to the funding of the initial Term Loan and beginning with the quarter ended June 30, 2018, Borrower’s trailing twelve months’ Adjusted EBITDA shall be at least $300,000, measured on a quarterly basis as of the last day of each calendar quarter.

(ii)          Following the funding of the initial Term Loan and for so long as any Term Loans are outstanding, Borrowers’ trailing twelve months’ Adjusted EBITDA, measured on the last day of each calendar quarter beginning with the twelve month period ending on the calendar quarter in which the first Term Loan is advanced to Borrowers through the twelve month period ending on December 31, 2019 shall be at least $750,000; and Borrowers’ trailing twelve months’ Adjusted EBITDA, measured on the last day of each calendar quarter  beginning with the twelve month period ending on March 31, 2020 and thereafter shall be at least $940,000.

(iii)          Following the repayment in full of all Term Loans, Borrowers’ trailing twelve months’ Adjusted EBITDA shall be measured on the last day of each calendar quarter, and shall be at least $300,000.

(iv)           Solely for purposes of determining Borrowers’ compliance with the foregoing, Borrower may include a one-time add back revenue adjustment of $900,000 to the Adjusted EBITDA for the period ended September 30, 2018.

8.          The following is added as a new Section 7.12 and 7.13 to the end of Section 7 of the Agreement:

7.12         Call Center Loans.  The aggregate principal amount of the Call Center Loans shall not exceed the aggregate amount of the proceeds received by Borrower from the Term Loans that are loaned to IBEX Philippines to acquire equipment for the new call center being established in the Philippines. The Call Center Loans may not be forgiven or its repayment terms modified without Bank’s prior written consent.

7.13         Intercompany Services Agreement.  Borrowers shall not modify or amend any terms of the intercompany services agreement with IBEX Philippines (or any Subsidiary or Affiliate thereof) that would result in the reduction, delay, or waiver of any payments due to such Borrower without Bank’s prior written consent.

9.           Section 9.2(b) of the Agreement is amended and restated in its entirety to read as follows:

(b) notify all account debtors with respect to the Accounts to pay Bank directly and notify any other debtors of a Borrower to pay any obligations owing to a Borrower by such debtor to Bank directly (including with respect to the DGS Sale Note and any Call Center Loans);

10.          The Exhibit B-1 attached hereto is incorporated in its entirety as Exhibit B-1 to the Agreement.

11.          Exhibit D to the Agreement is replaced in its entirety with the Exhibit D attached hereto.

12.          Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

13.          Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement.  The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects.  Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Each Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

14.          This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.  Notwithstanding the foregoing, Borrowers shall deliver all original signed documents promptly following execution.

15.          As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)          the original signed Amendment duly executed by Borrowers;

(b)          corporate resolutions and incumbency certificate executed by each Borrower;

(c)          unconditional guarantee executed by IBEX Global Limited;

(d)          unconditional guarantee executed by Parent;

(e)          affirmation of pledge agreement executed by Parent;

(f)          payment of a Term Loan facility fee in the amount of $20,000 plus all Bank Expenses incurred through the date hereof; and

(g)          such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

DIGITAL GLOBE SERVICES INC.

By:	/s/ Jeffrey Cox

Name:	Jeffrey Cox

Title:	President

TELSATONLINE, INC.

By:	/s/ Jeffrey Cox

Name:	Jeffrey Cox

Title:	President

7 DEGREES, LLC

By:	/s/ Michael Darwal

Name:	Michael Darwal

Title:	President

HERITAGE BANK OF COMMERCE

By:	/s/ Karla Schrader

Name:	Karla Schrader

Title:	VP